Exhibit 10.3

EXECUTION VERSION

AMENDMENT TO LETTER AGREEMENT

This AMENDMENT TO LETTER AGREEMENT (the “Amendment”) is entered into as of December [21], 2023, by and among Chain Bridge Group (the “Sponsor”), CB Co-Investment LLC (“CB Co-Investment”), Fulton AC I LLC (“Fulton”) and the undersigned the members of the Company’s board of directors and/or executive management team (the “Insiders”). The Sponsor, CB Co-Investment, Fulton and the Insiders are collectively referred to herein as the “Parties”. All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Letter Agreement (as defined below).

WHEREAS, the Sponsor and CB Co-Investment are each selling certain Founder Shares, Private Placement Warrants and Sponsor Loan Warrants to Fulton (the “Transfer”).

WHEREAS, Sponsor, CB Co-Investment and certain Insiders delivered that certain Letter Agreement (the “Letter Agreement”), dated November 9, 2021, to Chain Bridge I (the “Company”).

WHEREAS, the Parties desire to amend the Letter Agreement as set forth herein.

WHEREAS, pursuant to Section 12 of the Letter Agreement, the Letter Agreement may not be changed, amended, modified or waived pursuant to this Amendment, except by a written instrument executed by (1) the Sponsor, (2) CB Co-Investment and (3) each Insider that is the subject of any such change, amendment, modification or waiver.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration the sufficiency of which is hereby acknowledged, each of the Parties hereby agree as follows:

1.            Amendment.

a.	Sections 2(a), 3, 4, 5, 6, 7, 10, 12 and 13 of the Letter Agreement are each hereby amended and restated in its entirety as follows:

“2. Representations and Warranties.

(a) The Sponsor, CB Co-Investment, Fulton AC I LLC, a Delaware limited liability company (the “Buyer”), and each Insider, with respect to itself, herself or himself, represent and warrant to the Company that it, she or he has the full right and power, without violating any agreement to which it, she or he is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement, and, as applicable, to serve as an officer of the Company and/or a director on the Company’s Board of Directors (the “Board”), as applicable, and each Insider hereby consents to being named in the Prospectus, road show and any other materials as an officer and/or director of the Company, as applicable.”

“3. Business Combination Vote. It is acknowledged and agreed that the Company shall not enter into a definitive agreement regarding a proposed Business Combination without the prior consent of the Buyer. The Buyer, Sponsor, CB Co-Investment and each Insider, with respect to itself, herself or himself, agrees that if the Company seeks shareholder approval of a proposed initial Business Combination, then in connection with such proposed initial Business Combination, it, she or he, as applicable, shall vote all Founder Shares and any Public Shares held by it, her or him, as applicable, in favor of such proposed initial Business Combination (including any proposals recommended by the Board in connection with such Business Combination) and not redeem any Public Shares held by it, her or him, as applicable, in connection with such shareholder approval.”

“4. Failure to Consummate a Business Combination; Trust Account Waiver.

(a) The Buyer hereby agrees that in the event that the Company fails to consummate its initial Business Combination within the time period set forth in the Charter, as may be amended from time to time, the Buyer shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. The Buyer, Sponsor, CB Co-Investment and each Insider agree not to propose any amendment to the Charter (i) that would modify the substance or timing of the Company’s obligation to provide holders of the Public Shares the right to have their shares redeemed in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete an initial Business Combination within the required time period set forth in the Charter or (ii) with respect to any provision relating to the rights of holders of Public Shares or pre-initial Business Combination activity unless the Company provides its Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay income taxes, if any, divided by the number of then-outstanding Public Shares.

(b) The Buyer, the Sponsor, CB Co-Investment and each Insider, with respect to itself, herself or himself, acknowledges that it, she or he has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by it, her or him, if any. The Buyer, the Sponsor, CB Co-Investment and each Insider hereby further waives, with respect to any Founder Shares and Public Shares held by it, her or him, as applicable, any redemption rights it, she or he may have in connection with (x) the completion of the Company’s initial Business Combination, and (y) a shareholder vote to approve an amendment to the Charter (i) that would modify the substance or timing of the Company’s obligation to provide holders of the Public Shares the right to have their shares redeemed in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the time period set forth in the Charter or (ii) with respect to any provision relating to the rights of holders of Public Shares or pre-initial Business Combination activity (although the Buyer, the Sponsor, CB Co-Investment and the Insiders shall be entitled to liquidation rights with respect to any Public Shares they hold if the Company fails to consummate a Business Combination within the required time period set forth in the Charter).”

“5. Lock-up; Transfer Restrictions.

(a) Subject to the provisions set forth in paragraph 5(c), the Buyer, the Sponsor, CB Co-Investment and the Insiders agree that they shall not Transfer any Founder Shares (the “Founder Shares Lock-up”) until the earlier of (A) one year after the completion of the Company’s initial Business Combination and (B) the date following the completion of an initial Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Founder Shares Lock-up Period”). Notwithstanding the foregoing, if, subsequent to a Business Combination, the closing price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, the Founder Shares shall be released from the Founder Shares Lock-up.

(b) Subject to the provisions set forth in paragraph 5(c), the Buyer, Sponsor, CB Co-Investment and Insiders agree that they shall not effectuate any Transfer of Private Placement Warrants, Working Capital Warrants or Sponsor Loan Warrants or the Ordinary Shares underlying such Private Placement Warrants, Working Capital Warrants or Sponsor Loan Warrants until 30 days after the completion of an initial Business Combination.

(c) Notwithstanding the provisions set forth in paragraphs 5(a) and (b), Transfers of the Founder Shares, Private Placement Warrants, Working Capital Warrants, Sponsor Loan Warrants, or Ordinary Shares underlying the Private Placement Warrants, Working Capital Warrants or Sponsor Loan Warrants are permitted (a) to the Buyer, the Sponsor or to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members or partners of the Buyer, the Sponsor, CB Co-Investment or their affiliates, any affiliates of the Buyer, the Sponsor, CB Co-Investment, or any employees of such affiliates; (b) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a Business Combination, including with respect to any forward purchase agreement or similar arrangement, at prices no greater than the price at which the securities were originally purchased; (f) by virtue of the Buyer’s, the Sponsor’s, or CB Co-Investment’s organizational documents upon liquidation or dissolution of the Buyer, the Sponsor or CB Co-Investment; (g) to the Company for no value for cancellation in connection with the consummation of its initial Business Combination; (h) in the event of the Company’s liquidation prior to the completion of its initial Business Combination; or (i) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of an initial Business Combination; provided, however, that in the case of clauses (a) through (f) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

(d) [Reserved].”

“6. Remedies. The Sponsor, CB Co-Investment, the Buyer and each of the Insiders hereby agree and acknowledge that (i) the Underwriters and the Company would be irreparably injured in the event of a breach by the Sponsor, the Buyer or such Insider of its, her or his obligations, as applicable under paragraphs 3, 4, 5, 7, 10 and 11, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.”

“7. Payments by the Company. Except as disclosed in the Prospectus, and any loans by the Buyer to the Company made in place of any working capital loans described therein, neither the Sponsor, CB Co-Investment, the Buyer nor any affiliate of the Sponsor, CB Co-Investment, the Buyer nor any director or officer of the Company nor any affiliate of the directors and officers shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any payment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is).”

“10. Indemnification. In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its initial Business Combination within the time period set forth in the Charter, the Buyer (the “Indemnitor”) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company (except for the Company’s independent auditors) or (ii) any prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor (x) shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per Public Share due to reductions in the value of the trust assets, in each case net of interest that may be withdrawn to pay the Company’s tax obligations, (y) shall not apply to any claims by a third party or Target who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.”

“12. Entire Agreement. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.”

“13. Assignment. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Buyer, the Sponsor, CB Co-Investment, each of the Insiders and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.”

b.	New Section 19 is hereby inserted in the Letter Agreement as follows:

“19. Amendment. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (1) each Insider that is the subject of any such change, amendment, modification or waiver, (2) the Buyer, (3), the Sponsor, and (3) CB Co-Investment.”

2.            Transfer. The Parties acknowledge and agree that the consummation of the Transfer will not violate Section 5 of the Letter Agreement, as amended.

3.            Joinder. Pursuant to and in accordance with the Letter Agreement, the Buyer hereby acknowledges that it has received and reviewed a complete copy of the Letter Agreement and agrees that upon execution of this Amendment, the Buyer shall become a party to the Letter Agreement and shall be fully bound by, and subject to, all of the terms and conditions of the Letter Agreement as though an original party thereto.

4.            Effect of Amendment. All terms and provisions of the Letter Agreement shall continue in full force and effect except as expressly modified by this Amendment.

5.            Successors and Assigns. This Amendment shall be binding upon and inure to the benefits of the Parties and their respective successors and assigns and is not intended to confer upon any other Person any rights or remedies hereunder.

6.            Captions; Counterparts. The captions in this Amendment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Amendment. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have hereunto caused this Amendment to be duly executed as of the date first above written.

Chain Bridge Group

/s/ Michael Rolnick
Name: Michael Rolnick
Title: Manager

CB Co-Investment LLC

By:	/s/ Stephen Lasota
Name: Stephen Lasota
Title: Chief Financial Officer

Fulton AC I LLC

By:	/s/ Andrew Cohen
Name: Andrew Cohen
Title: Managing Member

Acknowledged and Agreed:

INSIDERS:

/s/ Christopher Darby
Name: Christopher Darby

/s/ Michael Rolnick
Name: Michael Rolnick

/s/ Roger Lazarus
Name: Roger Lazarus

/s/ Michael Morell
Name: Michael Morell

/s/ Letitia Long
Name: Letitia Long

/s/ David G. Brown
Name: David G. Brown